EXHIBIT 10.5
CONFIDENTIAL
Execution Copy
SUBLICENSE AGREEMENT
By And Between
ATHERSYS, INC.
And
ANGIOTECH PHARMACEUTICALS, INC.
Effective as of May 5, 2006

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TABLE OF CONTENTS
(continued)

		Page

ARTICLE IX. DISPUTE RESOLUTION		11

ARTICLE X. MISCELLANEOUS		11
10.1	Governing Law	11
10.2	Minnesota Government Data Practices Act And Trade Secret Information	12
10.3	Assignment	12
10.4	Compliance With Laws	12
10.5	Further Assurances	13
10.6	Severability	13
10.7	Waivers And Amendments; Preservation Of Remedies	13
10.8	Headings	13
10.9	Counterparts	13
10.10	Successors	13
10.11	Notices	13
10.12	No Consequential Damages	14
10.13	Independent Contractor	14
10.14	Complete Agreement	15

SCHEDULES
Schedule 1.15
Schedule 1.31
Schedule 2.1

EXHIBITS
Exhibit A

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SUBLICENSE AGREEMENT
     This Sublicense Agreement (this “Sublicense Agreement”) is made and entered into as of May 5, 2006 (the “Effective Date”), by and between Athersys, Inc., a corporation organized under the laws of Delaware and having a place of business at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“Athersys”), and Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia and having a place of business at 1618 Station Street, Vancouver, BC Canada, V6A 1B6 (“Angiotech”). In this Sublicense Agreement, Athersys and Angiotech may each be referred to as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, MCL LLC and the University (as defined below) entered into an Exclusive License Agreement, dated May 17, 2002 (“University License Agreement”), and an Ownership Agreement, dated May 17, 2002 (“Ownership Agreement”);
     WHEREAS, effective as of November 4, 2003, MCL LLC was merged into ReGenesys, LLC, a subsidiary of Athersys, and thereafter the Ownership Agreement, the University License Agreement and certain technology, including that which is the subject of the Ownership Agreement and the University License Agreement, were assigned to Athersys, and as a result thereof, Athersys is the exclusive licensee of the “University Patents” and “University Technology,” as each is defined in the University License Agreement;
     WHEREAS, concurrently with the execution of this Sublicense Agreement, Athersys and Angiotech are entering into that certain Strategic Alliance Agreement (such agreement and the exhibits and schedules thereto, the “Strategic Alliance Agreement”) concerning the alliance between Angiotech and Athersys to research, develop, manufacture, market and commercialize certain stem cells and stem cell therapies for certain indications;
     WHEREAS, concurrently with the execution of this Sublicense Agreement, Athersys and Angiotech are entering into that certain License Agreement which grants to Angiotech rights to certain technology and intellectual property owned by Athersys (the “License Agreement”);
     WHEREAS, collectively, the Strategic Alliance Agreement, the License Agreement and this Sublicense Agreement are referred to herein as the “Transaction Agreements”; and
     WHEREAS, this Sublicense Agreement sets forth the terms and condition under which Athersys is granting a sublicense to Angiotech to the technology and intellectual property licensed to Athersys pursuant to the University License Agreement, including the “University Patents” and “University Technology,” as further described below.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound the Parties agree as follows:

ARTICLE I.
DEFINITIONS
     1.1 “Affiliate” means, with respect to any Party, any corporation or other business entity which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Party, but only for so long as the relationship exists. A corporation or other entity shall be regarded as in control of another corporation or entity (a) if it (or any of its subsidiaries or parents) beneficially owns, holds or directly or indirectly controls more than fifty percent (50%) of the voting capital stock (or such lesser maximum percentage permitted by applicable law) or other ownership interest of such other corporation or entity, or (b) if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other corporation or entity, or (c) if it possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of such other corporation or entity.
     1.2 “Angiotech” has the meaning ascribed to it in the preamble to this Sublicense Agreement.
     1.3 “Athersys” has the meaning ascribed to it in the preamble to this Sublicense Agreement.
     1.4 “Cells” means the following cells identified, developed, and/or intended for use for treatment and/or prophylaxis of a disease or condition in humans: (a) MAPCs; (b) progeny or components of any MAPCs; (c) derivatives of any of the foregoing (a) or (b); (d) genetically-modified MAPCs; and (e) Athersys Stem Cells; and including, without limitation, cells or tissues that are derived from any of the foregoing, as any of the foregoing cells might be at the time of treatment (i) in their native, undifferentiated state, (ii) in a partially or fully pre-differentiated state, (iii) primed for differentiation (for example, through the introduction of a protein, peptide, gene, polynucleotide, small molecule or other active pharmaceutical ingredient), or (iv) in a modified form.
     1.5 “Cell Therapy” means the treatment and/or prophylaxis of a disease or condition, by regional, local, systemic or other delivery, localization and/or administration of Cells. The term “Cell Therapy” specifically excludes using (a) any of the Cells as reagents; (b) any of the Cells for diagnostic applications or assays; and (c) any of the Cells for drug and drug target validation screening. The term “Cell Therapy” specifically includes (x) delivery, localization and/or administration of a protein, peptide, gene, polynucleotide, small molecule or other active pharmaceutical ingredient (or any combination of the foregoing) at or near the time of delivery, localization and/or administration of Cells; (y) delivery, localization and/or administration of one or more fractions and/or subsets of Cells; and (z) delivery, localization and/or administration of one or more other cell types at or near the time of delivery, localization or administration of Cells.
     1.6 “Cell Therapy Product” means a therapeutic and/or prophylactic product for humans that (a) includes a Cell developed under the Strategic Alliance Agreement that is intended for use or used as Cell Therapy for at least one Therapeutic Indication, and (b) has obtained Regulatory Approval in a given country or jurisdiction in the Territory.

     1.7 “Clinical Development Candidate” means (a) a Cell(s) that meets certain criteria and has certain characteristics that are necessary and desirable for the submission of an Investigational New Drug (“IND”) application for use of such Cell(s) in Cell Therapy for at least one Therapeutic Indication (and, therefore, make such Cell(s) suitable for a Clinical Development Program), as determined by the JSC; or (b) a Cell(s) that is or has been the subject of an IND for use of such Cell(s) in Cell Therapy for at least one Therapeutic Indication. The term “Clinical Development Candidate” shall expressly exclude Cell Therapy Products.
     1.8 “Clinical Development Plan” means, for each Clinical Development Candidate, a detailed plan that sets forth the responsibilities of, and the activities to be conducted by, each of the Parties in advancing each such Clinical Development Candidate to regulatory approval for a Therapeutic Indication (including a detailed budget corresponding to each such plan).
     1.9 “Clinical Development Program” means the clinical development activities conducted by (or to be conducted by) each Party pursuant to a Clinical Development Plan.
     1.10 “Company Technology” means the technology owned by Athersys through the Ownership Agreement, namely, the “COMPANY Technology,” as defined in the Ownership Agreement.
     1.11 “Effective Date” has the meaning ascribed to it in the preamble to this Sublicense Agreement.
     1.12 “License Agreement” has the meaning ascribed to it in the Recitals to this Sublicense Agreement.
     1.13 “Licensed Patent” means a Patent that claims as an invention one or more aspects of the Technology.
     1.14 “Licensed Product” means any Technology which is within the scope of one or more claims of a Licensed Patent and, but for the sublicense granted in this Sublicense Agreement, would infringe, constitute contributory infringement, or constitute inducement to infringe of one or more such claims when made by, made for, used, sold, offered for sale, imported, exported, leased or otherwise disposed of by Angiotech (or its permitted assignees, sublicensees, or transferees).
     1.15 “MAPC” means any multipotent adult progenitor cell, including without limitation those described in the Patent Rights listed on Schedule 1.15 or described in any Patent Rights that claim priority to any such Patent Rights listed on Schedule 1.15.
     1.16 “Ownership Agreement” has the meaning ascribed to it in the Recitals to this Sublicense Agreement.
     1.17 “Party” and “Parties” each has the meaning ascribed to it in the preamble to this Sublicense Agreement.
     1.18 “Patent” means any and all issued letters patents, including, but not limited to, implementation, improvement, addition, utility model, or appearance design patents and inventors certificates, as well as patents that may issue from any divisions, reissues, continuation, renewals and extensions of any of the foregoing.
     1.19 “Patent Rights” means rights in (a) issued Patents and pending provisional and non-provisional applications for Patents, including, without limitation, any continuations, continuations-in-part or divisions directed to inventions disclosed therein; (b) any re-examinations, reissues, renewals, substitutions or extensions of any Patents; and (c) foreign counterparts or equivalents of any of the foregoing.
     1.20 “Pre—Clinical Development Program” means the pre-clinical development activities conducted by or for a Party in furtherance of advancing a Cell(s) into one or more potential Clinical Development Candidates for a Therapeutic Indication.
     1.21 “Prior Third Party Agreement” means those agreements between Athersys and a Third Party set forth on Schedule 2.1, as such agreements exist as of the Effective Date.
     1.22 “Strategic Alliance Agreement” has the meaning ascribed to it in the Recitals to this Sublicense Agreement.
     1.23 “Sublicense Agreement Term” shall have the meaning set forth in Section 6.1.
     1.24 “Sublicense Net Sales” shall mean the amount invoiced for sales and other dispositions of Licensed Products sold during the term of this Sublicense Agreement in any arm’s-length transactions to any unrelated third-party transferee in any channels of distribution less the following deductions: (a) all trade, quantity, cash or prompt payment discounts or rebates actually allowed, (b) all credits and allowances actually granted due to rejections, returns, defective Licensed Product, replacements, warranty, outdating, billing errors, and retroactive price reductions, (c) customs duties and tariffs, (d) excise, sale, use, turnover, inventory, value-added, foreign withholding, and equivalent taxes or other government charges, but not net income or net profit taxes, (e) outbound transportation, insurance charges separately billed to buyer or prepaid, and advertising allowances, (f) special outbound packing separately billed to buyer or prepaid, (g) any sales agents, or brokers commissions paid to non-Affiliates, and (h) all charges in connection with converting, transmitting, or remitting currency. Sales, credits, refunds, and uncollectible accounts shall be accounted for when recognized by Angiotech according to generally accepted accounting principles. Shipments between Angiotech and its Affiliates will not be considered to be sold or otherwise disposed of until they are sold to a third party customer of Angiotech or of its Affiliates. If a Licensed Product is sold in combination with another component, Sublicense Net Sales, for purposes of determining royalties on the combination, will be calculated by multiplying Sublicense Net Sales of the combination by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately and B is the invoice price of any other component(s) in the combination if sold separately. If the Licensed Product and the other component(s) in the combination are not sold separately, Sublicense Net Sales, for purposes of determining royalties on the combination, will be calculated by multiplying Sublicense Net Sales of the combination by the fraction C/(C+D), where C is the direct cost of manufacturing the Licensed Product and D is the direct cost of manufacturing any other component(s) in the combination. Cost of manufacturing will be determined in accordance with generally accepted accounting principles. In the event any

Licensed Product is leased or sold on an installment basis, Sublicense Net Sales shall mean the revenue stream as and when recognized as revenue by Athersys in accordance with generally accepted accounting principles. Sublicense Net Sales shall not include any charitable gift by Angiotech of any Licensed Product or the transfer of Licensed Product to an Affiliate or non-Affiliate for conducting research or product development for Angiotech’s or Athersys’ benefit. Sublicense Net Sales shall also exclude the transfer of Licensed Product to a research or educational institution for research or educational purposes, provided such transfer was made for no more than de minimus consideration.
     1.25 “Technology” means Company Technology and University Technology, including but not limited to, multipotent postnatal derived progenitor cells, precursors, progeny or components thereof, products and information obtained from the foregoing, processes and products utilized in production or processing of any of the foregoing, methods of utilizing any of the foregoing, and any Trade Secret Information or know-how relating to the foregoing. The term “Technology” shall also include any invention involving multipotent postnatal derived progenitor cells (i) that is the result of research conducted by or under the direction of Drs. Catherine Verfaillie, Leo Furcht or Morayama Reyes while at the University or is the result of research conducted at the University by a University faculty, staff or student using such cells provided by the University pursuant to Section 3.3(a) of the University License Agreement; (ii) that is owned by the University pursuant to its policies and agreements with its employees; and (iii) that is disclosed to the University no later than the seventh (7th) anniversary of the “Effective Date” of the University License Agreement.
     1.26 “Territory” means the world.
     1.27 “Therapeutic Field” means, as the context requires, a field comprising certain cardiovascular indications.
     1.28 “Trade Secret Information” means trade secret as defined under the Minnesota Uniform Trade Secrets Act, Minn. Stat. Section 325C.011 et seq.
     1.29 “University” means the Regents of the University of Minnesota, a constitutional, educational corporation existing under the laws of the State of Minnesota, U.S.A.
     1.30 “University License Agreement” has the meaning ascribed to it in the Recitals to this Sublicense Agreement.
     1.31 “University Patents” means a Patent Right that claims as an invention one or more aspects of the University Technology. University Patents include, but are not limited to, the Patent Rights listed on Schedule 1.31
     1.32 “University Technology” means the technology that is owned by the University pursuant to the Ownership Agreement, namely, the “University Technology,” as defined in the Ownership Agreement.
ARTICLE II.
LICENSE GRANT

     2.1 License Grants By Athersys. Subject to the provisions of this Sublicense Agreement, the applicable provisions of the Ownership Agreement and the University License Agreement, and the Prior Third Party Agreements, Athersys grants to Angiotech during the Sublicense Agreement Term:
          (a) a co-exclusive (meaning that only Athersys, Angiotech and their Affiliates can act in each country of the Territory), worldwide, sublicense, with the right to further sublicense (through multiple tiers of sublicensing), under the University Patents and University Technology to research, develop, and otherwise use and exploit (but excluding make and have made) Cells and Clinical Development Candidates in the Therapeutic Field in the Territory as necessary or useful to conduct any Clinical Development Program, Pre-Clinical Development Program and/or New Pre-Clinical Development Program and/or its activities under any Transaction Agreement;
          (b) an exclusive (even as to Athersys), worldwide, sublicense, with the right to further sublicense (through multiple tiers of sublicensing), under the University Patents and University Technology to promote, market, distribute, advertise, sell, have sold, offer for sale, import and have imported Cell Therapy Products in the Therapeutic Field in the Territory; and
          (c) in the event that Angiotech obtains rights to manufacture Cells, Clinical Development Candidates and Cell Therapy Products pursuant to the terms of the Strategic Alliance Agreement, a co-exclusive (meaning that only Athersys, Angiotech and their Affiliates and permitted subcontractors can act in each country of the Territory) worldwide, sublicense, with the right to sublicense (through multiple tiers of sublicensing), under the University Patents and University Technology to make and have made Cells, Clinical Development Candidates and Cell Therapy Products in the Therapeutic Field in the Territory.
     2.2 Reservation Of Rights. Except as expressly set forth in Section 2.1, Athersys reserves all right, title and interest in, to and under the University Technology and University Patents and all other technologies and intellectual property rights owned by or licensed to Athersys or any of its Affiliates (other than the licenses granted to Angiotech pursuant to the License Agreement). No right or license is granted under this Sublicense Agreement by Athersys or any of its Affiliates to Angiotech or any of its Affiliates, whether expressly, impliedly, by estoppel or otherwise, in, to or under the University Technology or University Patents or any other material, technology or intellectual property rights licensed to Athersys or any of its Affiliates, except as expressly set forth in Section 2.1. The University reserves the rights set forth in Section 3.2 and Section 3.3 of the University License Agreement.
ARTICLE III.
PAYMENTS
     3.1 Payments. All amounts to be paid by Angiotech for the rights granted by Athersys pursuant to this Sublicense Agreement are included as part of the consideration to be paid by Angiotech under the Strategic Alliance Agreement. For the avoidance of doubt, Athersys’ obligations to University under ARTICLE 5 of the University License Agreement shall remain in full force and effect, and Athersys, in its sole responsibility and at its sole expense, shall make any required payments thereunder.

     3.2 Reports. The University License Agreement requires reporting of sales, leases or other dispositions of Licensed Products notwithstanding that no separate payment is required by Angiotech to Athersys under this Sublicense Agreement with respect thereto. Accordingly, within forty-five (45) days after the last day of a calendar quarter during the Sublicense Agreement Term, Angiotech shall deliver to Athersys a written report (a copy of the form of which is attached to this Sublicense Agreement as Exhibit A), certified by Angiotech’s chief financial officer as complete and correct, recounting the number and Sublicense Net Sales amount (expressed in United States Dollars) of all sales, leases or other dispositions of Licensed Products during such calendar quarter. If the number and Sublicense Net Sales amount of such sales, leases or other dispositions of Licensed Products in any calendar quarter is zero, then Angiotech shall deliver a written report to Athersys stating such information.
     3.3 Manner Of Conversion. All computations under this Sublicense Agreement shall be in United States dollars. For purposes of determining the dollar value of transactions conducted in non-United States dollar currencies, the exchange rate for the currency in dollars shall be the rate set by Citibank, N.A., in New York, New York on the last business day of the month in which the transaction was entered into.
     3.4 Records Retention And Audit Rights.
          (a) Throughout the Sublicense Agreement Term, Angiotech, at its expense, shall keep and maintain for a period of three (3) years complete and accurate records of all sales, leases and other dispositions of Licensed Products during the Sublicense Agreement Term.
          (b) On behalf of the University or Athersys, an independent certified public accountant, at the University’s or Athersys’ expense, shall have the right to inspect and audit, once each year, Angiotech’s records referred to in Section 3.4(a) at Angiotech’s address set forth in the preamble of this Sublicense Agreement during Angiotech’s normal business hours. If the independent certified public accountant, in accordance with the results of such inspection and audit, determines that Angiotech has underpaid amounts owed to Athersys hereunder by at least five percent (5%) or Forty-Two Thousand Dollars ($42,000), whichever is smaller, in any annual reporting period, Angiotech shall reimburse the University or Athersys, whichever performed the audit, for all of the University’s or Athersys’ reasonable expenses paid or owed to the accountants to inspect and audit such records, in addition to payment to Athersys of all underpaid amounts.
ARTICLE IV.
PATENTS
     4.1 Patent Filing, Prosecution and Commencement or Settlement of Litigation. To the extent permitted by the University License Agreement, and in a manner consistent with the Strategic Alliance Agreement and the License Agreement, Athersys shall consult with Angiotech regarding preparation, filing, prosecution, maintenance, and commencement or settlement of patent infringement litigation related to University Patents and actual and potential patent applications on any of the Technology for which Athersys is responsible, and shall provide copies to Angiotech all official correspondence with patent authorities or courts related thereto. Athersys shall (a) give Angiotech a reasonable opportunity to review and provide substantive input for material decisions relating to the filing, prosecution, maintenance and patent infringement litigation commencement or settlement related to, and (b) shall consult with Angiotech with respect to, each such University Patent and each such actual and potential patent application, and shall supply Angiotech with a copy of each such University Patent and patent application as filed, together with notice of its filing date and serial number. For the avoidance of doubt, Athersys may take ministerial and non-material procedural actions regarding such University Patents and patent applications without obtaining prior input from Angiotech. Athersys shall keep Angiotech informed of the status of all such material patent filing, prosecution, maintenance and patent infringement litigation commencement or settlement activities, shall provide written reports to Angiotech at least semi-annually regarding the status of all filings, analyses, strategies, decisions and proceedings involving such University Patents and patent applications. Angiotech shall have the right to request and promptly receive additional information regarding such University Patents and patent applications from Athersys.
     4.2 Patent Infringement. To the extent permitted by the University License Agreement, and in a manner consistent with the Strategic Alliance Agreement and the License Agreement, Athersys shall grant to Angiotech the same or substantially similar rights regarding enforcement of University Patents, or defense of third-party claims alleging that the manufacture, production, use, development, sale or distribution of products or any technology or intellectual property licensed to Angiotech under this Sublicense Agreement infringes the patent rights of such third party.
ARTICLE V.
ADDITIONAL COVENANTS
     5.1 Compliance. Each Party is solely responsible for compliance with, and shall comply with, all applicable international, federal, state and local laws, rules and regulations in connection with such Party’s use of the Technology, including, without limitation, all environmental, import/export, security and food and drug laws, rules and regulations.
     5.2 Covenants Regarding The Manufacture Of Licensed Products. To the extent that Angiotech has a right to manufacture Licensed Products, the following shall apply. Angiotech will employ commercially reasonable efforts commensurate with the prevailing industry practices pertaining to the Technology and/or the Licensed Products to minimize Licensed Products that are defective in design or manufacture. Angiotech will manufacture, sell, or transfer Licensed Products that comply with all applicable federal and state law, including all federal export laws and regulations. Angiotech shall manufacture Licensed Products in the United States of America if (a) the Licensed Product is to be sold in the United States of America and (b) the Licensed Product embodies or is produced through use of an invention which is subject to the rights of the federal government of the United States of America, unless Angiotech is granted a waiver of these restrictions by the United States of America.
     5.3 Use Of The University’s Name And Trademarks Or The Names Of University Faculty, Staff Or Students. Unless required by law or an order of a court or governmental agency, Angiotech shall not use the name or trademarks of the University in promoting or advertising Angiotech or any product of Angiotech or any Cell Therapy Product without the University’s prior written approval. Angiotech may use the name of any of the University’s faculty, staff or student body members, upon obtaining such member’s written approval. Notwithstanding this provision, Angiotech and its employees shall have the right to make truthful, fair, good faith, non-promotional statements about the Technology, including the identity of the University and any individuals involved with the Technology.
ARTICLE VI.
TERM AND TERMINATION
     6.1 Term. This Sublicense Agreement shall commence on the Effective Date and, unless sooner terminated under Section 6.3, shall expire at the end of the life of the last to expire University Patent. The period from the Effective Date through expiration or termination of this Sublicense Agreement is the “Sublicense Agreement Term.”
     6.2 Use of Technology Not Covered by University Patent. During and after the expiration or earlier termination of this Sublicense Agreement, Angiotech shall continue to have the right to make, have made, use, sell, offer to sell, import, export, lease, or otherwise dispose of any Technology that is not covered by a claim of a Licensed Patent.
     6.3 Termination.
          (a) Automatic. This Sublicense Agreement shall automatically terminate upon termination of the License Agreement (except as provided for in Section 16.3 of the Strategic Alliance Agreement) or termination of the University License Agreement. Termination of this Sublicense Agreement due to termination of the University License Agreement does not by itself automatically terminate the License Agreement.
          (b) Breach. The failure by a Party to substantially comply with any of the material obligations contained in this Sublicense Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such notice, or if by its nature such default is not capable of cure within such sixty (60)-day period, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Sublicense Agreement, and in addition to any other remedies that may be available to it, to terminate this Sublicense Agreement.
          (c) Effect Of Termination. Upon expiration or termination of this Sublicense Agreement for any reason, the provisions of Article I, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Articles VII and IX; and Sections 2.2, 3.2 — 3.3 (solely with respect to Net Sales accrued before termination), 3.4, 6.2, this 6.3(c), 8.4, 8.5, 10.1, 10.2, and 10.5 — 10.14, as well as any obligations accrued, arising or owed before the termination of this Sublicense Agreement shall survive any termination of this Sublicense Agreement, as applicable.
ARTICLE VII.
CONFIDENTIALITY
     The terms of this Sublicense Agreement and the activities conducted and information shared hereunder shall be considered “Confidential Information” under the Strategic Alliance Agreement and subject to all of the terms and conditions with respect thereto under the Strategic

Alliance Agreement; provided, however, that any disclosure by either Party as required under the University License Agreement shall be deemed a permitted disclosure under Section 13.3 of the Strategic Alliance Agreement.
ARTICLE VIII.
REPRESENTATIONS; WARRANTIES; COVENANTS
     8.1 Authority. Each Party represents and warrants that, as of the Effective Date, it has the full right, power and authority to enter into this Sublicense Agreement and that this Sublicense Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.
     8.2 Additional Representations, Warranties and Covenants of Athersys. Athersys represents, warrants and covenants that:
          (a) it has provided Angiotech with a complete, current and accurate copy of the University License Agreement, including all amendments thereto, as such agreement exists on the Effective Date;
          (b) except as expressly provided in the University License Agreement, the Strategic Alliance Agreement or the License Agreement, Athersys has no commitments or agreements with any Third Party which would materially, individually or in the aggregate, interfere with or preclude the fulfillment of its obligations under this Sublicense Agreement;
          (c) Athersys has carried out all requirements under the University License Agreement that are necessary to enable it to validly grant sublicenses to Angiotech pursuant to the terms of the University License Agreement, and that there are no other requirements necessary to enable Athersys to validly grant sublicenses to Angiotech under the University License Agreement;
          (d) Athersys has received no notice of default under the University License Agreement, and Athersys is not in default and, to the best of Athersys’ knowledge after due inquiry, there are no circumstances existing on the Effective Date which, with notice or the passage of time or both, could result in a default under the University License Agreement;
          (e) to the best of Athersys’ knowledge, the University License Agreement is a legal, valid and binding agreement, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;
          (f) Athersys will use commercially reasonable efforts to negotiate and execute a letter agreement with University that agrees and acknowledges that, should the University License Agreement terminate through no fault of Angiotech, Angiotech, providing that it is not in default under its sublicense from Athersys, shall have the right to continue to research, develop, promote, market, distribute, advertise, sell, have sold, offer for sale, import and have imported and otherwise use and exploit Licensed Products, as a direct licensee of University on substantially the same terms as the University License Agreement, to the extent such rights are granted to Angiotech under this Sublicense Agreement;
          (g) Athersys will not take any action, or fail to take any required action, either of which results in the termination of the University License Agreement prior to the expiration of its natural term; and
          (h) within five (5) days of receipt, Athersys will provide Angiotech with copies of all notices received from the University under Section 8.1.2 of the University License Agreement, and Angiotech may, at its discretion, take any actions necessary and useful to cure or prevent a breach of the University License Agreement that would likely lead to termination under such Section.
     8.3 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Sublicense Agreement and the other Transaction Agreements do not conflict with, or constitute a breach or default under, any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.
     8.4 Disclaimers. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SUBLICENSE AGREEMENT OR ANY TRANSACTION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, CONCERNING THE TECHNOLOGY, LICENSED PRODUCTS AND UNIVERSITY PATENTS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
     8.5 Indemnification Of University By Angiotech. Throughout the Sublicense Agreement Term and thereafter, Angiotech shall indemnify, defend and hold the University harmless from all suits, actions, claims, liabilities, demands, damages, losses, or reasonable and necessary expenses (including reasonable attorneys’ fees and investigative expenses), relating to or arising out of Angiotech’s acts relating to the manufacture, use, lease, sale or other disposition of Licensed Product by Angiotech, including, without limitation, breach of contract, warranty, and products liability claims relating to Licensed Product.
ARTICLE IX.
DISPUTE RESOLUTION
     The Parties shall resolve all disputes under this Sublicense Agreement in accordance with the rules and procedures specified in the Strategic Alliance Agreement.
ARTICLE X.
MISCELLANEOUS
     10.1 Governing Law. This Sublicense Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

     10.2 Minnesota Government Data Practices Act And Trade Secret Information. Angiotech acknowledges that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes, §13.01 et seq. (the “Act”). Angiotech further acknowledges that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information which the University shall have collected, created, received, maintained or disseminated. Angiotech further acknowledges that in connection with the performance of its obligations to the University, Athersys may deliver to the University certain Trade Secret Information (as defined by the Act) that Angiotech deems proprietary and confidential and, notwithstanding anything to the contrary in any agreement between Athersys and Angiotech or their respective Affiliates, such delivery shall not be a breach of any such agreement. In the event the University receives a request under the Act for the inspection of information collected, created, received, maintained or disseminated, including, but not limited to, any Trade Secret Information, the University should promptly notify Athersys of such request and should refuse to disclose such information. In no event shall the University be required to commence any action to prohibit the inspection and copying of any such information. However, the University should cooperate with Angiotech and Athersys if Angiotech or Athersys commences or defends any action to prohibit such inspection or copying. Angiotech shall reimburse the University for any of the University’s reasonable and necessary expenses resulting from such cooperation. Angiotech shall defend, indemnify and hold harmless the University and each of its regents, officers, employees and agents from and against any claim, suit, demand or expense (including reasonable attorneys’ fees and investigation expenses) that arose out of or are related to Angiotech’s request that the University refuse to divulge any such information. If the University complies with the requirements of this Section 10.2, Angiotech for itself and its employees and agents waives any claim or cause of action of whatever nature against the University and each of its regents, officers, employees and agents that arose out of or is related to a request to inspect or copy any such information and the University shall not be liable to any person for any expenses or damages, including, but not limited to, consequential, special or incidental damages, or lost profits, in connection with the inspection or copying of any such information.
     10.3 Assignment. Neither Party shall be permitted to assign or otherwise transfer any of its rights or obligations under the Transaction Agreements without the prior written consent of the other Party; provided, however, that, subject to Section 16.2(e) of the Strategic Alliance Agreement, a Party may assign or otherwise transfer all of its rights and obligations under the Transaction Agreements without the prior written consent of the other Party (a) in connection with a sale of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets or otherwise or (b) to an Affiliate of such Party. Notwithstanding the foregoing, in the event of any such permitted assignment or other transfer, all rights and obligations under the Transaction Agreements must be assigned or otherwise transferred together in their entirety to such assignee or successor.
     10.4 Compliance With Laws. Each Party shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations and exercise of its rights under the Transaction Agreements. Each Party shall furnish to the other Party any information reasonably requested or required by the requesting Party during the Sublicense Agreement Term to enable the requesting Party to comply with the requirements of any United States or foreign federal, state, and/or government agency.

     10.5 Further Assurances. At any time, or from time to time, following the date of the Transaction Agreements, each Party shall, at the request of the other Party (a) deliver or cause to be delivered to the requesting Party any records, data or other documents consistent with the provisions of the Transaction Agreements, (b) duly execute and deliver, or cause to be duly executed or delivered, all such consents, assignments, documents or further instruments of transfer or license as required by the Transaction Agreements, and (c) take or cause to be taken all such actions, in each case as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of the Transaction Agreements and the transactions contemplated hereby.
     10.6 Severability. In the event that any provision of the Transaction Agreements is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Transaction Agreements shall remain in full force and effect without said provision. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.
     10.7 Waivers And Amendments; Preservation Of Remedies. The Transaction Agreements may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.
     10.8 Headings. The captions to the several Articles and Sections hereof are not a part of the Transaction Agreements, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
     10.9 Counterparts. The Transaction Agreements may be executed by original or facsimile signature in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all of which counterparts together shall constitute one instrument.
     10.10 Successors. This Sublicense Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     10.11 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by fax, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below (or at such other address for such party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile transmission, on the date of such delivery, (c) in the case of delivery by nationally recognized express courier, on the date of such delivery, and (d) in the case of mailing within the United States, on the fifth (5th) business day following such mailing.
If to Angiotech:
Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: Vice President Business Development
with a required copy to:
Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: General Counsel
If to Athersys:
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634
Fax: (216) 361-9495
Attn: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Fax: (216) 579-0212
Attn: Thomas A. Briggs, Esq.
     10.12 No Consequential Damages. EXCEPT IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER ARTICLE XV OF THE STRATEGIC ALLIANCE AGREEMENT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE.
     10.13 Independent Contractor. Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other Party for any purpose whatsoever by virtue of the Transaction Agreements. No Party has any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party in any manner by virtue of the Transaction Agreements.
     10.14 Complete Agreement. This Sublicense Agreement, together with its Schedules and Exhibits, and any Pre-Clinical Development Plans and Clinical Development Plans approved by the Parties, the Strategic Alliance Agreement, License Agreement, Note and Purchase Agreement, and the Mutual Confidential Disclosure Agreement between the Parties dated July 20, 2005, along with any other letters or agreements signed by both Parties and of even date herewith, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect.
{Signature page follows.}

     IN WITNESS WHEREOF, the Parties have caused this Sublicense Agreement to be executed by their duly authorized officers, effective as of the Effective Date.

ATHERSYS, INC.

By:

	Name:	Gil Van Bokkelen
	Title:	President and Chief Executive Officer

ANGIOTECH PHARMACEUTICALS, INC.

By:

Name:
Title: